Exhibit 10.15

SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION PROGRAM

On December 14, 2006, the Board of Directors (the “Board”) of Idearc Inc. (the “Company”) approved a compensation program for non-management directors.

Pursuant to the director compensation program, each non-management director (other than the chairman of the Board and the chairs of the Board’s Audit Committee and Human Resources Committee) will receive a target annual pay package of $150,000, of which approximately $60,000 will be paid in cash and $90,000 paid in the form of equity. Donald B. Reed, chair of the Human Resources Committee, will receive a target annual pay package of $160,000, of which approximately $70,000 will be paid in cash and $90,000 paid in the form equity. Paul E. Weaver, chair of the Audit Committee will receive a target annual pay package of $165,000, of which approximately $75,000 will be paid in cash and $90,000 paid in the form of equity. John J. Mueller, who serves as chairman of the Board and chair of the Board’s Nominating and Governance Committee, will receive a target annual pay package of $220,000, of which approximately $130,000 will be paid in cash and $90,000 paid in the form of equity.

All payments to directors under the compensation program will be paid on a quarterly basis.

As an initial inducement to serve on the Board, each member of the Board will receive a one-time equity award with a value of $170,000. This one-time equity award will be reduced to a value of $85,000 for directors who join the Board after December 31, 2006.

All equity awards under the compensation program will be made in the form of restricted stock, unless the administrator of the stock plan requires unrestricted stock to allow for withholding taxes on the vesting date, or to simplify accrual of dividends. Restrictions on one-time equity awards will lapse after three years, and dividends will be accrued and paid on the vesting date. Restrictions on annual equity awards will lapse after one year, and dividends will be paid as earned.

Directors will also receive reimbursement for travel to Board meetings, travel insurance, and director and officer liability insurance.